News Release

                   Anicom Announces Change to Fiscal Year End

         ROSEMONT, Illinois, June 28 -- Anicom, Inc. (Nasdaq: ANIC), a leading North American distributor of Internet infrastructure products and multimedia technology, today announced that its Board of Directors approved a change in the Company's fiscal year end from December 31 to June 30. The change, effective July 1, 2000, creates a six-month transitional year, which started January 1, 2000 and will end June 30, 2000.

          Anicom's President and CEO, Carl Putnam, said, "This step will allow Anicom to align its fiscal year with the normal trends of our business. We believe it is in the Company's best interest to begin the fiscal year with the Company's traditionally strongest quarter (July 1 - September 30). We believe this fiscal year will provide a more logical and accurate presentation of the Company's operations and finances."

          Anicom also announced today that Lee B. Stern has resigned from its Board of Directors. Stern, 73, a director of Anicom, Inc. since 1994, and President of LBS Limited Partnership, said, "I wish to congratulate the Anixter family for having the foresight and ability to successfully build a new company in such a highly competitive field."

          Stern added, "I am confident that under the leadership of Anicom's new chairman, Tom Reiman, the Company's future is in the right hands. I feel it is very important that Tom should have the freedom to select Board members whose term will correspond to his tenure as the new Chairman."

          Commenting on the announcement, Tom Reiman stated, "I would like to thank Lee Stern for his experience and many contributions over the years to Anicom. Since joining the Board in 1997, I've enjoyed working closely with Lee. We now plan to actively search for another highly qualified person to join the Board. Hopefully that selection will be made by the end of this calendar year."

          Anicom, Inc. (Nasdaq: ANIC) is a distribution specialist of multimedia technology throughout North America. Headquartered in Rosemont, Illinois, Anicom provides products that "interconnect the Internet" for the digital infrastructure build out in the ever-growing communications marketplace.

          In compliance with the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, the company notes the statements contained in this press release that are not historical facts may be forward-looking statements that are subject to a variety of risks and uncertainties more fully described in Anicom's filings with the Securities and Exchange Commission including, without limitation, those described under "Factors That Could Affect Our Operations" in Anicom's Annual Report on Form 10-K for the year ended December 31, 1999. Anicom wishes to caution readers of this press release that these risks and uncertainties could cause Anicom's actual results in 2000 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Anicom. These risks and uncertainties include, without limitation, general economic and business conditions affecting the industries of Anicom's customers in existing and new geographical markets, competition from national and regional distributors, the availability of sufficient capital, Anicom's ability to timely implement its centralized distribution centers, the timing of customer projects, Anicom's ability to identify the right product mix and to maintain sufficient inventory to meet customer demand and Anicom's ability to operate effectively in geographical areas in which it has no prior experience. The words "will," "believe," "plan" and words of similar effect used in this press release as they relate to Anicom or its management are generally intended to identify such forward-looking statements.